--------------------------------------------------------------------------------






                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                   FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                Date of Earliest Event Reported: August 24, 1998


                             ----------------------


                         COMMISSION FILE NUMBER 0-26934


                         HYPERION SOLUTIONS CORPORATION
             (Exact name of registrant as specified in its charter)


                  DELAWARE                              77-0277772
       (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)               Identification No.)


                1344 CROSSMAN AVENUE, SUNNYVALE, CALIFORNIA 94089
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (408) 744-9500






--------------------------------------------------------------------------------

                         Hyperion Solutions Corporation

                                   Form 8-K



                                    CONTENTS

                                                                                                     PAGE

Selected Consolidated Financial Data...................................................................2

Management's Discussion and Analysis of Financial Condition and Results of Operations..................3

Item 5. Other Events..................................................................................15

Item 7. Supplemental Financial Statements and Exhibits

        (a)  Supplemental Financial Statements
             Report of Independent Accountants........................................................17
             Report of Independent Auditors...........................................................18
             Consolidated Balance Sheet--June 30, 1998 and 1997.......................................19
             Consolidated Statement of Income--three years ended June 30, 1998........................20
             Consolidated Statement of Stockholders' Equity--three years ended June 30, 1998..........21
             Consolidated Statement of Cash Flows--three years ended June 30, 1998....................22
             Notes to Consolidated Financial Statements...............................................23

        (b)  Supplemental Financial Statement Schedule II--Valuation and Qualifying Accounts,
             included at the end of this report
             All other schedules have been omitted since they are not required, not applicable, or the information has been included in the accompanying financial statements or the notes thereto.

        (c)  Exhibits, included at the end of this report

             Exhibit No.        Description
             -----------        -----------

                  3.2           Restated Certificate of Incorporation
                 23.1           Consent of PricewaterhouseCoopers LLP, independent accountants
                 23.2           Consent of Ernst & Young LLP, independent auditors
                 27             Financial Data Schedule
                 99.1           Text of Press Release dated August 24, 1998

Item 8. Change in Fiscal Year.........................................................................42

Signatures............................................................................................43

         For further information, refer to the Company's registration statement, amendment no. 2 to Form S-4 declared effective July 13, 1998.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

                                                                  FOR THE YEAR ENDED JUNE 30,
                                                  ----------------------------------------------------------
                                                      1998        1997         1996         1995        1994
                                                  ----------------------------------------------------------
STATEMENT OF INCOME DATA
REVENUES
  Software licenses                               $214,297    $151,202     $111,842     $ 88,253     $55,540
  Maintenance and services                         162,796     119,011       86,116       60,408      42,990
                                                  ----------------------------------------------------------
Total revenues                                     377,093     270,213      197,958      148,661      98,530
                                                  ----------------------------------------------------------

COSTS AND EXPENSES
Cost of revenues:
  Software licenses                                 10,335       7,866        5,486        4,707       2,982
  Maintenance and services                          93,829      72,929       54,167       36,863      25,094
Sales and marketing                                133,124      96,009       69,544       51,405      33,867
Research and development                            48,957      40,000       30,524       22,979      14,026
Acquired in-process technology                       3,000                    2,000
General and administrative                          35,557      23,807       19,091       13,542      10,674
Asset valuation and restructuring                                4,400
                                                  ----------------------------------------------------------
                                                   324,802     245,011      180,812      129,496      86,643
                                                  ----------------------------------------------------------
OPERATING INCOME                                    52,291      25,202       17,146       19,165      11,887
Interest income                                      5,031       3,430        2,252        1,659         897
Interest expense                                      (641)       (591)        (547)        (287)       (215)
                                                  ----------------------------------------------------------
INCOME BEFORE INCOME TAXES                          56,681      28,041       18,851       20,537      12,569
Provision for income taxes                          21,924      10,337        6,516        8,024       6,140
                                                  ----------------------------------------------------------
NET INCOME                                        $ 34,757    $ 17,704     $ 12,335     $ 12,513     $ 6,429
                                                  ==========================================================

EARNINGS PER SHARE
  Basic                                           $   1.19    $    .64     $    .57     $    .73     $   .39
  Diluted                                         $   1.13    $    .61     $    .45     $    .49     $   .27
AVERAGE NUMBER OF SHARES OUTSTANDING
  Basic                                             29,121      27,537       21,728       17,041      16,445
  Diluted                                           30,770      29,261       27,544       25,352      23,646


CASH GENERATED BY OPERATING ACTIVITIES            $ 87,571    $ 49,703     $ 42,946     $ 30,032     $17,863


                                                                           JUNE 30,
                                                  ----------------------------------------------------------
                                                      1998        1997         1996         1995        1994
                                                  ----------------------------------------------------------
BALANCE SHEET DATA
Cash and short-term investments                   $257,347    $ 95,910     $ 79,024     $ 48,312     $40,187
Working capital                                    218,033      72,480       59,518       38,818      36,319
Total assets                                       476,665     278,228      225,331      152,652      99,004
Deferred revenue                                    63,724      50,573       40,613       31,845      21,728
Total long-term debt                               107,314       8,102        9,429        9,743         406
Stockholders' equity                               213,225     155,609      124,309       74,011      55,581

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS


OVERVIEW
--------------------------------------------------------------------------------

The merger of Arbor Software Corporation (former name of the registrant) and Hyperion Software Corporation was completed on August 24, 1998. Concurrently, Arbor, the continuing entity, was renamed Hyperion Solutions Corporation (the "Company" or "Hyperion"). The Company's financial statements have been restated for all periods presented to reflect the business combination, which was accounted for as a pooling of interests. The Company estimates it will incur charges to operations related to the merger of approximately $20 million, principally in the quarter ending September 30, 1998. These charges include direct transaction costs primarily for financial advisory services and legal fees, and costs associated with combining the operations of the two companies. For further details of the merger, see Note B of the accompanying financial statements.

Hyperion develops, markets and supports comprehensive analytic application software for the workgroup, division, or extended enterprise. The Company's offerings include packaged analytic applications that are quickly configured and deployed, an industry leading OLAP (on-line analytical processing) server used by IT and end-user departments to build fully customized analytic applications, and a range of end-user reporting, analysis, and presentation tools. Packaged analytic applications from Hyperion include the ability to draw data from multiple sources across the enterprise for tasks such as reporting, ad hoc analysis, consolidation, planning, and budgeting. The Company's solutions are used by large organizations worldwide.

Hyperion derives revenues from licensing its software products and providing related product installation, support and training services. Customers are billed an initial fee for the software upon delivery. A maintenance fee entitling customers to routine support and product updates is billed annually. With operations in twenty-six countries, Hyperion licenses its products throughout the world primarily through a direct sales force. Products also are licensed through independent distributors and sales agents, including other technology and application software companies, and major accounting firms ("channel partners"). The Company includes in revenues its net share of revenues generated by distributors. When an agent has facilitated the sale and Hyperion is the licensor, the license revenue is reported gross and a commission charge is reflected.


RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

FISCAL 1998 COMPARED TO FISCAL 1997

REVENUES

                                         1998       CHANGE          1997
--------------------------------------------------------------------------
                                            (dollars in thousands)

Software licenses                     $214,297      41.7%        $151,202
Percentage of total revenues              56.8%                      56.0%
--------------------------------------------------------------------------
Maintenance and services              $162,796      36.8%        $119,011
Percentage of total revenues              43.2%                      44.0%
--------------------------------------------------------------------------

Software license revenues rose primarily as a result of an increase in the number of licenses sold (unit volume) versus, for example, price increases. Demand for the Company's OLAP server and tools, and packaged analytic application products was strong.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

The increase in service and annual maintenance revenue is mainly attributable to the year-to-year growth of the Company's installed customer base.

Revenues, including export sales, generated from markets outside the United States for fiscal 1998 and 1997 were $119.6 million and $86.7 million, or 31.7% and 32.1% of total revenues, respectively. Revenue growth was particularly strong in Canada, Germany, Southeast Asia and the United Kingdom.

Revenues derived from channel partners for fiscal 1998 and 1997 were 10.7% and 6.8% of total revenues, respectively.

In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP"), which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company believes that the requirements of this SOP, which supersede the revenue recognition guidance of SOP 91-1, do not differ significantly from its revenue recognition practices and policy requirements. Accordingly, adoption of the SOP, as amended (effective for the Company in fiscal 1999), is not expected to materially impact the Company's results of operations. However, should the Company adopt new or change its current licensing practices, in response to a preference from the market or otherwise, then the Company's revenue recognition practices may be subject to change to comply with the accounting requirements of the SOP, as amended.

COST OF REVENUES

                                         1998      CHANGE           1997
-------------------------------------------------------------------------
                                            (dollars in thousands)

Software licenses                     $10,335       31.4%        $ 7,866
Gross profit percentage                  95.2%                      94.8%
-------------------------------------------------------------------------
Maintenance and services              $93,829       28.7%        $72,929
Gross profit percentage                  42.4%                      38.7%
-------------------------------------------------------------------------

Cost of software license revenues consists primarily of the cost of product packaging and documentation materials, amortization of capitalized software costs, amortization of certain intangible assets related to business acquisitions, and royalty expenses. The amortization of capitalized software costs begins upon the general release of the software to customers. The increase in the cost of software license revenues principally reflects an increase in royalty fees related to the increase in the number of software licenses sold.

The increase in the cost of maintenance and service revenues was due primarily to additional staffing expense for both installation and ongoing support services.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


OPERATING EXPENSES

                                          1998      CHANGE          1997
--------------------------------------------------------------------------
                                             (dollars in thousands)

Sales and marketing                    $133,124      38.7%        $96,009
Percentage of total revenues               35.3%                     35.5%
--------------------------------------------------------------------------
Research and development               $ 48,957      22.4%        $40,000
Percentage of total revenues               13.0%                     14.8%
--------------------------------------------------------------------------
General and administrative             $ 35,557      49.4%        $23,807
Percentage of total revenues                9.4%                      8.8%
--------------------------------------------------------------------------

The increase in sales and marketing expenses is primarily due to a net increase in sales-marketing personnel and an increase in commission costs directly associated with the increase in software license revenues.

The increase in research and development expenses reflects additional personnel and third-party development costs associated with expanded product research and development activities. In fiscal 1998 and 1997, the Company capitalized $2.7 million and $4.8 million of software development costs, respectively, in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." The amounts capitalized primarily relate to the Company's development of enterprise-wide, packaged analytic application solutions for client/server environments and represented 5.2% and 10.7% of total research and development expenditures (excluding acquired in-process technology). Capitalized software costs are amortized over the estimated economic life of the product, but generally not more than three years. Amortization expense, which totaled $3.6 million for 1998 and $4.8 million for 1997, is included in cost of software license revenues.

In December 1997, the Company acquired all of the outstanding shares of AppSource Corporation, the Florida-based developer of Hyperion WIRED for OLAP, a presentation, analysis and query tool that works with the Hyperion Essbase OLAP Server. The total acquisition price of $6.7 million was funded from a combination of the Company's existing working capital and newly issued common stock. Approximately $3 million of the total purchase price represented the value of in-process technology that had not yet reached technological feasibility, had no alternative future uses and was charged to the Company's operations in the quarter ended December 31, 1997. The charge resulting from in-process technology is not deductible for income tax purposes. The acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of AppSource are included in the accompanying financial statements from the date of acquisition.

The increase in general and administrative expenses resulted, for the most part, from increases in personnel and professional services costs incurred to manage and support the growth of the Company's overall operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


On July 1, 1997, the Company joined forces with The Baan Company, a leading provider of enterprise-wide business management software to companies requiring best-of-class manufacturing capabilities, engaging Baan to remarket certain Hyperion products and establishing a joint venture development effort for accounting products. The two-year definitive alliance is intended to leverage Baan's expertise in complex transactional Enterprise Resource Planning solutions and Hyperion's command of corporate financial planning, reporting and performance analysis. Under this alliance, as a Hyperion channel partner, Baan pays sales royalties to the Company. Hyperion incurred charges in its June 1997 quarter of $4.4 million for asset valuation and restructuring costs related to the joint development agreement.

INTEREST INCOME AND EXPENSE

                                         1998         CHANGE          1997
---------------------------------------------------------------------------
                                              (dollars in thousands)

Interest income                        $5,031          46.7%        $3,430
---------------------------------------------------------------------------
Interest expense                       $ (641)          8.5%        $ (591)
---------------------------------------------------------------------------

Interest income grew due to the increase, from operations, in cash available for investment.

PROVISION FOR INCOME TAXES

The Company's effective income tax rate increased to 38.7% for fiscal 1998, from 36.9% in 1997. The change in the effective rate was primarily due to the nondeductible write-off of in-process technology incurred in connection with the acquisition of AppSource Corporation. Excluding this write-off, the effective tax rate for 1998 would have been 36.7%.

NET INCOME

As a result of the above factors, including the nonrecurring charges, net income for 1998 increased to $34.8 million, or by 96.3%, from $17.7 million for 1997.

To date, the overall impact of inflation on the Company has not been material.

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." In fiscal 1999, the Company will adopt the provisions of these statements, which will not impact the Company's financial position, results of operations or cash flows.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 requires all derivative instruments (such as most foreign currency and interest rate swaps, options, forwards, futures, collars, and warrants) to be recorded on the balance sheet at fair value and establishes "special accounting" for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments (fair value hedges), hedges of variable cash flows of forecasted transactions (cash flow hedges), and hedges of foreign currency exposures of net investments in foreign operations. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three categories of hedges are to be included in earnings in the period of the change. Statement 133 is effective for the Company beginning in fiscal 2000, and the Company has not yet determined the impact, if any, the adoption of the statement will have on its financial statements.

FISCAL 1997 COMPARED TO FISCAL 1996

REVENUES

                                         1997       CHANGE          1996
--------------------------------------------------------------------------
                                            (dollars in thousands)

Software licenses                     $151,202      35.2%        $111,842
Percentage of total revenues              56.0%                      56.5%
--------------------------------------------------------------------------
Maintenance and services              $119,011      38.2%        $ 86,116
Percentage of total revenues              44.0%                      43.5%
--------------------------------------------------------------------------

Software license revenues rose primarily as a result of an increase in the number of licenses sold (unit volume) versus, for example, price increases. The Company experienced strong demand for its OLAP server engine (for storage and manipulation of multi-dimensional data), and its packaged analytic application products.

The increase in service and annual maintenance revenue is mainly attributable to the year-to-year growth of the Company's installed customer base.

Revenues generated from markets outside the United States for fiscal 1997 and 1996 were $86.7 million and $60.2 million, or 32.1% and 30.4% of total revenues, respectively. Revenue growth was particularly strong in Europe, most notably in Germany, the Netherlands and the United Kingdom.

Revenues derived from channel partners were 6.8% of total revenues for fiscal 1997 and 1996.

COST OF REVENUES

                                         1997       CHANGE          1996
-------------------------------------------------------------------------
                                            (dollars in thousands)

Software licenses                     $ 7,866       43.4%        $ 5,486
Gross profit percentage                  94.8%                      95.1%
-------------------------------------------------------------------------
Maintenance and services              $72,929       34.6%        $54,167
Gross profit percentage                  38.7%                      37.1%
-------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

Cost of software license revenues consists primarily of the cost of product packaging and documentation materials, amortization of capitalized software costs, amortization of certain intangible assets related to business acquisitions, and royalty expenses. The increase in the cost of software license revenues principally reflects the associated increase in the amortization of capitalized costs related to (i) new products and product enhancements, and (ii) the July 1996 acquisition of distribution rights to the Company's corporate budgeting product in Belgium, France and the United Kingdom. The amortization of capitalized software costs begins upon the general release of the software to customers.

The increase in the cost of maintenance and service revenues was due primarily to additional staffing expense for both installation and ongoing support services.

OPERATING EXPENSES

                                            1997        CHANGE          1996
-----------------------------------------------------------------------------
                                                (dollars in thousands)

Sales and marketing                      $96,009        38.1%        $69,544
Percentage of total revenues                35.5%                       35.1%
-----------------------------------------------------------------------------
Research and development                 $40,000        31.0%        $30,524
Percentage of total revenues                14.8%                       15.4%
-----------------------------------------------------------------------------
General and administrative               $23,807        24.7%        $19,091
Percentage of total revenues                 8.8%                        9.6%
-----------------------------------------------------------------------------

The increase in sales and marketing expenses is primarily due to a net increase in sales-marketing personnel, an increase in commission costs directly associated with the increase in software license revenues and, to a lesser extent, greater overall marketing initiatives.

The increase in research and development expenses reflects additional personnel and third-party development costs associated with expanded product research and development activities. In fiscal 1997 and 1996, the Company capitalized $4.8 million and $5.8 million of software development costs, respectively, in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." The amounts capitalized primarily relate to the Company's development of enterprise-wide, packaged analytic and accounting application solutions for client/server environments and represented 10.7% and 16% of total research and development expenditures (excluding acquired in-process technology). Capitalized software costs are amortized over the estimated economic life of the product.

In the second quarter of fiscal 1996, the Company concluded two strategic acquisitions involving analytic application technologies and a European client base. The acquisitions, which amounted to $3.6 million, were accounted for as purchase transactions and, accordingly, $2 million was allocated to in-process technology and $1.6 million was allocated to identifiable intangible assets based on their estimated fair values. The acquired in-process technology was reflected as a charge in the Company's 1996 operating results.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

The increase in general and administrative expenses resulted, for the most part, from increases in personnel and professional services costs incurred to manage and support the growth of the Company's overall operations.

On July 1, 1997, the Company joined forces with The Baan Company, a leading provider of enterprise-wide business management software to companies requiring best-of-class manufacturing capabilities, engaging Baan to remarket certain Hyperion products and establishing a joint venture development effort for accounting products. The two-year definitive alliance is intended to leverage Baan's expertise in complex transactional Enterprise Resource Planning solutions and Hyperion's command of corporate financial planning, reporting and performance analysis. Under this alliance, as a Hyperion channel partner, Baan pays sales royalties to the Company. Hyperion incurred charges in its June 1997 quarter of $4.4 million for asset valuation and restructuring costs related to the joint development agreement.

INTEREST INCOME AND EXPENSE

                                         1997         CHANGE           1996
----------------------------------------------------------------------------
                                              (dollars in thousands)

Interest income                        $3,430          52.3%         $2,252
----------------------------------------------------------------------------
Interest expense                       $ (591)          8.0%         $ (547)
----------------------------------------------------------------------------

Interest income increased due to the increase, largely from the issuance of common stock, in cash available for investment.

PROVISION FOR INCOME TAXES

The Company's effective income tax rate rose to 36.9% for fiscal 1997, from 34.6% in 1996. The change in the effective rate was primarily the result of operating expenses in certain jurisdictions for which no tax benefits were recognized.

NET INCOME

As a result of the above factors, including the nonrecurring charges, net income for 1997 increased to $17.7 million, or by 43.5%, from $12.3 million for 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


RISK FACTORS, INCLUDING YEAR 2000 COMPLIANCE, AND QUARTERLY FINANCIAL
INFORMATION

Except for the historical information contained in this report on Form 8-K, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Actual events and the Company's future results may vary significantly based on a number of factors, including, but not limited to, those discussed in the following paragraphs of this section; whether the process of effecting the Arbor Software/Hyperion Software business combination can be effectively managed to realize the synergies anticipated to result therefrom; whether the merger itself causes uncertainty in the marketplace or customer hesitation; and the impact of competitive products and pricing. Any forward-looking statements should be considered in light of these factors as well as other risks as detailed in the Company's most recent annual report on Form 10-K, and its proxy statement included in Form S-4 filed with the Commission on June 18, 1998, as amended. Further, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

YEAR 2000 RISKS

Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

State of Readiness of the Company's Year 2000 Issues

The Company has commenced its assessment of both the readiness of its internal business information systems for handling the Year 2000 and the compliance of products sold by the Company. The Company has determined that it will need to modify or replace portions of its internal business information systems so that the systems will function properly with respect to dates in the Year 2000 and beyond. The Company anticipates that it will successfully address Year 2000 issues relating to its internal business information systems by the end of fiscal 1999.

The Company believes that its current products are Year 2000 compliant. However, prior versions of certain of these products currently installed at certain customer sites will require upgrading or other modifications to become Year 2000 compliant. The Company believes that it is not legally responsible for costs incurred by these customers to achieve Year 2000 compliance. However, there can be no assurance that these customers will not assert claims against the Company with respect to Year 2000 issues and, in the event such claims are asserted and adjudicated in favor of these customers, the Company's liability could be material. The Company is taking steps to identify affected customers, raise customer awareness related to noncompliance of certain of the Company's older products and assist its customers in assessing their risks. The Company may incur increasing costs regarding customer satisfaction related to these actions over the next few years. Since the Company's customer satisfaction programs are currently ongoing, the scope of any resulting Year 2000 issues is not fully known and potential liability resulting from these issues is unclear, the potential impact on the Company's business, operating results and financial condition with respect to these matters is not known at this time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


The Company's Hyperion accounting software, a product set formerly offered by the Company, was not originally Year 2000 compliant. The Company is aware of a limited number of customers who continue to use this product set. The Company is obligated under its agreements with certain of these customers to provide upgrades to this product set which are Year 2000 compliant. The Company expects to make available to these customers a Year 2000 compliant release of its accounting software prior to the end of December 1998. The Company has also made available to these customers a migration path to a product offered pursuant to the Company's alliance with Baan/Coda, which the Company believes is Year 2000 compliant. However, there can be no assurance that such product is Year 2000 compliant. The Company does not expect the cost associated with this compliance effort, including planning, implementation and testing, to be material to its financial condition, although there can be no assurance that the Company will not be required to incur significant unanticipated costs in relation to its compliance obligations. Such unanticipated costs, if incurred, could have a material adverse effect on the Company's business, operating results and financial condition.

The Company has also initiated discussions with its significant vendors, service providers and large customers to evaluate Year 2000 issues, if any, relating to the interaction of their systems with the Company's internal systems. The Company has received written compliance information from some of these third parties and expects to receive all information on all outside system dependencies by December 1998. At this time, despite the initiation of these discussions, the Company does not possess the information necessary to estimate the potential impact of Year 2000 compliance issues relating to these third parties and their interaction with the Company, but expects to possess such information prior to the end of December 1998.

Costs Associated with the Company's Year 2000 Issues

To date, the Company has not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of its expenses have related to the opportunity cost of time spent by employees of the Company evaluating the Company's internal business information systems, the products sold by the Company and the interaction of the Company's internal business information systems with the internal systems of third parties. Although the Company is not aware of any material operational issues or costs associated with preparing its internal business information systems and its products for the Year 2000, there can be no assurances that the Company will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in the Company's internal business information systems or products the Company sells. Such unanticipated negative consequences and/or material costs, if incurred, could have a material adverse effect on the Company's business, operating results or financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


Contingency Plan Regarding the Company's Year 2000 Issues

As the Company is not aware of any material Year 2000 compliance issues, it has not developed a Year 2000-specific contingency plan. If Year 2000 compliance issues are discovered, the Company will evaluate the need for one or more contingency plans relating to such issues.

While the Company believes that its planning efforts are adequate to address its Year 2000 issues on a timely basis, there can be no assurance that there will not be a delay in, or increased costs associated with, implementation of changes to address any such issues, which could have a material adverse effect on the Company's business, operating results or financial condition.

MARKET RISKS

At June 30, 1998, the Company's investment portfolio consisted of investment-grade debt securities, excluding those classified as cash equivalents, of $35.5 million (see Notes A and C of the accompanying financial statements). The portfolio is invested predominantly in short-term securities to minimize interest rate risk and for liquidity purposes in the event of immediate cash needs. Accordingly, if market interest rates were to increase immediately and uniformly by 10% from levels as of June 30, 1998, the decline in the fair value of the portfolio would not be material.

The Company's long-term debt bears interest, for the most part, at a fixed rate (see Note G of the accompanying financial statements) and, therefore, relative to its long-term debt, an immediate 10% change in market interest rates would not materially impact the Company's financial statements.

Nearly one-third of the Company's sales, cost of sales and marketing is transacted in local currencies. As a result, the Company's operations from markets outside the United States are subject to foreign exchange rate fluctuations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


The Company operates with a minimal software licensing backlog. Therefore, quarterly revenues and operating results are quite dependent on the volume and timing of the signing of licensing agreements and product deliveries during the quarter, which are difficult to forecast. The Company's future operating results may fluctuate due to these and other factors, such as customer buying patterns, the deferral and/or realization of deferred software license revenues according to contract terms, the timing of new product introductions and product upgrade releases, the Company's hiring plans, the scheduling of sales and marketing programs, new product development by the Company or its competitors and currency exchange rate movements. A significant portion of the Company's quarterly software licensing agreements is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. The Company generally has realized lower revenues in its first (September) and third (March) fiscal quarters than in the immediately preceding quarters. The Company believes that these revenue fluctuations are caused by customer buying patterns, including traditionally slow purchase activity in the summer months and low purchase activity in the corporate financial applications market during the March quarter, as many potential customers are busy with their year-end closing and financial reporting. In any case, due to the relatively fixed nature of certain costs, including personnel and facilities expenses, a decline or shortfall in quarterly and/or annual revenues typically results in lower profitability or may result in losses.

The following table sets forth certain unaudited operating results for each of the Company's eight most recent fiscal quarters. This information has been prepared by the Company on the same basis as its audited financial statements appearing elsewhere in this report on Form 8-K and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly this information when read in conjunction with the Company's audited financial statements and notes thereto. The Company's operating results for any one quarter or series of quarters are not necessarily indicative of results for any future period.

                                                                  Quarter Ended
                             ------------------------------------------------------------------------------------------
                             June 30,   March 31,   Dec. 31,   Sept. 30,    June 30,   March 31,   Dec. 31,   Sept. 30,
                               1998       1998        1997       1997         1997       1997        1996       1996
                             ------------------------------------------------------------------------------------------
                                                       (in thousands, except per share data)
                                                                   (unaudited)

Total revenues               $124,077    $88,764    $87,237     $77,015     $88,468     $62,997     $63,491    $55,257
Operating income               29,779      5,842      9,180       7,490      11,290       3,644       5,807      4,461
Net income                     19,667      3,371      6,468       5,251       7,598       2,818       4,053      3,235
Diluted earnings per share        .63        .11        .21         .17         .26         .10         .14        .11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

To date, the Company has financed its business through positive cash flow from operations and, to a lesser extent, through the issuance of its capital stock and convertible subordinated notes. For fiscal years 1998, 1997 and 1996, the Company generated positive cash flow from operations of $87.6 million, $49.7 million and $42.9 million, respectively.

Cash used by investing activities amounted to $46.3 million for fiscal 1998, including $28.4 million primarily for purchases of computer equipment and office facility expansion and improvements, and $12.3 million for net purchases of short-term investments.

Financing activities in fiscal 1998--including the issuance of convertible subordinated notes ($97 million), stock options exercised by employees ($12.9 million), and payments of indebtedness (-$1.3 million)--generated cash of $108.6 million. In March 1998, the Company issued $100 million of 4.5% convertible subordinated notes (the "Notes"), due 2005. Net proceeds to the Company from the issuance of the Notes were $97 million. The Notes are subordinated to all existing and future senior debt and are convertible into shares of the Company's common stock at a conversion price of $56.36 per share. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 20, 2001 at 104.5% of the principal amount initially, and thereafter at prices declining to 100% at maturity, in each case together with accrued interest. Each holder of these Notes has the right, subject to certain conditions and restrictions, to require the Company to offer to repurchase all outstanding Notes, in whole or in part, owned by such holder, at specified repurchase prices together with accrued interest upon the occurrence of certain events. The Company incurred $3.3 million of costs in connection with the issuance of the Notes which have been deferred and are included in other assets. These unamortized costs will be recognized as interest expense over the term of the Notes using the straight-line method, which approximates the effective interest method. Interest on the Notes began accruing March 16, 1998 and is payable semi-annually on March 15 and September 15, commencing September 15, 1998. The Company expects to use the net proceeds of the offering to strengthen its financial condition, to provide working capital and for general corporate purposes, and to provide itself with additional financial flexibility to take advantage of business opportunities as they may arise. In connection with the stock options exercised by certain of its employees (for a total of 1 million common shares), the Company recognized (as a credit to additional paid-in capital) an income tax benefit of $7.2 million for the year ended June 30, 1998.

As of June 30, 1998, the Company had cash, cash equivalents and short-term investments of $257.3 million, working capital of $218 million, and $107.3 million of long-term debt. Cash equivalents are comprised primarily of investment-grade commercial paper, U.S. federal, state and political subdivision obligations with varying terms of three months or less. The Company anticipates capital expenditures of approximately $30 million for its 1999 fiscal year. The Company intends to continue to review potential acquisitions and business alliances that it believes would enhance its growth and profitability.

From time to time, in the normal course of business, various claims are made against the Company. At this time, in the opinion of management, there are no pending claims the outcome of which is expected to result in a material adverse effect on the financial position of the Company.

The Company believes that its current cash and short-term investment balances, and the funds generated from its operations, if any, will be sufficient to finance the Company's business for at least the next year.

ITEM 5. OTHER EVENTS

Name change; NASDAQ Symbol. Registrant changed its name to Hyperion Solutions Corporation as of August 24, 1998. As of August 25, 1998 its common stock trades under the symbol "HYSL" on the Nasdaq National Market.

Amendment to the Restated Certificate of Incorporation. On August 24, 1998, the Registrant filed an amendment to its Restated Certificate of Incorporation with the Delaware Secretary of State, a copy of which is included as Exhibit 3.2 hereto and is incorporated by reference herein.

Press Release. On August 24, 1998, the Registrant issued a Press Release announcing its name change to Hyperion Solutions Corporation and a statement that the Registrant intended to begin using the symbol "HYSL" on the Nasdaq National Market on August 25, 1998. The information which is set forth in the Registrant's News Release dated August 24, 1998 is incorporated by reference.

ITEM 7. SUPPLEMENTAL FINANCIAL STATEMENTS AND EXHIBITS

                             REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Hyperion Solutions Corporation

In our opinion, based upon our audits and the report of other auditors, the supplemental consolidated financial statements listed in the index appearing under Item 7.(a) and (b) on page 1 present fairly, in all material respects, the financial position of Hyperion Solutions Corporation and its subsidiaries at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Hyperion Software Corporation, which statements reflect total assets of $218,639,000 at June 30, 1997 and total revenues of $222,830,000 and $172,824,000 for the two years ended June 30, 1997 and 1996, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Hyperion Software Corporation, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
San Jose, California
October 5, 1998

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Hyperion Software Corporation


We have audited the consolidated balance sheet of Hyperion Software Corporation and subsidiaries as of June 30, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended June 30, 1997 and 1996 (not presented separately herein). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hyperion Software Corporation and subsidiaries at June 30, 1997, and the consolidated results of their operations and their cash flows for the years ended June 30, 1997 and 1996, in conformity with generally accepted accounting principles.



                                             /s/ Ernst & Young LLP

Stamford, Connecticut
July 17, 1997

                         Hyperion Solutions Corporation

                     Supplemental Consolidated Balance Sheet
                      (in thousands, except per share data)

                                                                                          JUNE 30,
                                                                                     1998         1997
                                                                                   ---------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                        $221,868     $ 72,706
  Short-term investments                                                             35,479       23,204
  Accounts receivable--net of allowances of $8,892 and $6,083                        98,760       77,708
  Prepaid expenses and other current assets                                           7,605        4,294
  Deferred income taxes                                                              10,447        8,014
                                                                                   ---------------------
TOTAL CURRENT ASSETS                                                                374,159      185,926

Property and equipment--at cost, less accumulated depreciation
  and amortization of $54,247 and $34,828                                            76,142       69,277
Product development costs--at cost, less accumulated amortization
  of $9,887 and $6,796                                                                7,588        8,526
Product distribution rights, goodwill and other intangible assets--at
  cost, less accumulated amortization of $9,472 and $7,631                           10,730       11,103
Other assets                                                                          8,046        3,396
                                                                                   ---------------------
Total assets                                                                       $476,665     $278,228
                                                                                   =====================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                                            $ 44,216     $ 29,291
  Accrued employee compensation and benefits                                         31,915       22,930
  Income taxes payable                                                               16,271       10,652
  Deferred revenue                                                                   63,724       50,573
                                                                                   ---------------------
TOTAL CURRENT LIABILITIES                                                           156,126      113,446

Long-term debt                                                                      107,314        8,102
Deferred income taxes                                                                              1,071

COMMITMENTS AND CONTINGENCIES - Note H

Stockholders' equity:
  Preferred stock--$.001 par value; 5,000 shares authorized;
    none issued
  Common stock--$.001 par value; 300,000 shares authorized;
    29,574 and 28,447 shares issued and outstanding                                      30           28
  Additional paid-in capital                                                        135,172      111,625
  Retained earnings                                                                  80,058       45,301
  Currency translation adjustments                                                   (2,035)      (1,345)
                                                                                   ---------------------
TOTAL STOCKHOLDERS' EQUITY                                                          213,225      155,609
                                                                                   ---------------------
Total liabilities and stockholders' equity                                         $476,665     $278,228
                                                                                   =====================

See accompanying notes.

                         Hyperion Solutions Corporation

                  Supplemental Consolidated Statement of Income
                      (in thousands, except per share data)

                                                          YEAR ENDED JUNE 30,
                                                     1998         1997         1996
                                                   ----------------------------------

REVENUES
  Software licenses                                $214,297     $151,202     $111,842
  Maintenance and services                          162,796      119,011       86,116
                                                   ----------------------------------
Total revenues                                      377,093      270,213      197,958
                                                   ----------------------------------

COSTS AND EXPENSES
Cost of revenues:
  Software licenses                                  10,335        7,866        5,486
  Maintenance and services                           93,829       72,929       54,167
Sales and marketing                                 133,124       96,009       69,544
Research and development                             48,957       40,000       30,524
Acquired in-process technology                        3,000                     2,000
General and administrative                           35,557       23,807       19,091
Asset valuation and restructuring                                  4,400
                                                   ----------------------------------
                                                    324,802      245,011      180,812
                                                   ----------------------------------
OPERATING INCOME                                     52,291       25,202       17,146

Interest income                                       5,031        3,430        2,252
Interest expense                                       (641)        (591)        (547)
                                                   ----------------------------------
INCOME BEFORE INCOME TAXES                           56,681       28,041       18,851

Provision for income taxes                           21,924       10,337        6,516
                                                   ----------------------------------

NET INCOME                                         $ 34,757     $ 17,704     $ 12,335
                                                   ==================================

EARNINGS PER SHARE
  Basic                                            $   1.19     $    .64     $    .57
  Diluted                                          $   1.13     $    .61     $    .45

AVERAGE NUMBER OF SHARES OUTSTANDING
  Basic                                              29,121       27,537       21,728
  Diluted                                            30,770       29,261       27,544


See accompanying notes.

                         Hyperion Solutions Corporation

           Supplemental Consolidated Statement of Stockholders' Equity
                                 (in thousands)

                                              Common Stock
                                             ---------------     Additional                 Currency
                                                        Par       Paid-in      Retained   Translation
                                             Shares    Value      Capital      Earnings   Adjustments
                                             ---------------------------------------------------------

Balance at June 30, 1995                     17,626     $17       $ 59,122      $15,262     $  (394)
 Exercise of stock options                    1,661       2          5,861
 Income tax benefit from
    exercise of stock options                                        3,388
 Issuance of common stock pursuant
  to initial public offering                  1,880       2         28,814
 Conversion of preferred stock and
  warrant to common stock upon
  completion of initial public offering       5,873       6             33
 Currency translation effect                                                                   (139)
 Net income                                                                      12,335
                                             ---------------------------------------------------------
Balance at June 30, 1996                     27,040      27         97,218       27,597        (533)
 Exercise of stock options                    1,407       1         10,456
 Income tax benefit from exercise
    of stock options                                                 3,951
 Currency translation effect                                                                   (812)
 Net income                                                                      17,704
                                             ---------------------------------------------------------
Balance at June 30, 1997                     28,447      28        111,625       45,301      (1,345)
 Exercise of stock options                    1,031       2         13,158
 Issuance of common stock in
    connection with a business
    acquisition                                  96                  3,200
 Income tax benefit from exercise
    of stock options                                                 7,189
 Currency translation effect                                                                   (690)
 Net income                                                                      34,757
                                             ---------------------------------------------------------

BALANCE AT JUNE 30, 1998                     29,574     $30       $135,172      $80,058     $(2,035)
                                             =========================================================


See accompanying notes.

                         Hyperion Solutions Corporation

                Supplemental Consolidated Statement of Cash Flows
                                 (in thousands)

                                                                                 YEAR ENDED JUNE 30,
                                                                         1998            1997          1996
                                                                       --------------------------------------
OPERATING ACTIVITIES
Net income                                                             $ 34,757        $ 17,704      $ 12,335
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Depreciation and amortization                                       28,616          23,338        15,094
     Asset valuation and restructuring charges, net of
       payments of $258                                                                   4,142
     Accounts receivable allowance provisions                             5,113           2,884         4,498
     Deferred income taxes                                               (5,364)         (5,943)       (2,106)
     Acquired in-process technology                                       3,000                         2,000
     Changes in operating assets and liabilities:
       Accounts receivable                                              (25,875)        (20,413)      (14,842)
       Prepaid expenses and other assets                                 (2,962)           (539)         (212)
       Accounts payable and accrued expenses                             24,327           9,174        11,925
       Income taxes payable                                              12,808           9,397         5,486
       Deferred revenue                                                  13,151           9,959         8,768
                                                                       --------------------------------------
Cash provided by operating activities                                    87,571          49,703        42,946
                                                                       --------------------------------------

INVESTING ACTIVITIES
Purchases of short-term investments, net                                (12,275)          2,761       (25,886)
Purchases of property and equipment                                     (28,355)        (27,527)      (33,551)
Product development costs                                                (2,673)         (4,792)       (5,798)
Business acquisitions                                                    (2,965)         (7,104)       (5,183)
Other assets                                                                (52)         (1,564)         (636)
                                                                       --------------------------------------
Cash used by investing activities                                       (46,320)        (38,226)      (71,054)
                                                                       --------------------------------------

FINANCING ACTIVITIES
Issuance of convertible subordinated notes, net                          97,000
Principal payments on notes payable                                      (1,292)         (1,419)       (1,373)
Exercise of stock options by employees/sale of capital stock             12,893          10,401        34,446
                                                                       --------------------------------------
Cash provided by financing activities                                   108,601           8,982        33,073

Effect of exchange rate changes                                            (690)           (812)         (139)
                                                                       --------------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                                   149,162          19,647         4,826
Cash and cash equivalents at beginning of year                           72,706          53,059        48,233
                                                                       --------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                               $221,868        $ 72,706      $ 53,059
                                                                       ======================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
   Income taxes                                                        $ 14,205        $  6,876      $  3,136
   Interest ($266 capitalized in 1996)                                      420             568           801

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
ACTIVITIES
Common stock issued in connection with a business acquisition             3,200
Acquisition of equipment through capital leases                                                         1,192

See accompanying notes.

                         Hyperion Solutions Corporation

                   Notes to Consolidated Financial Statements


BUSINESS

Hyperion Solutions Corporation (the "Company" or "Hyperion") develops, markets and supports comprehensive analytic application software for the workgroup, division, or extended enterprise. The Company's offerings include packaged analytic applications that are quickly configured and deployed, an industry leading OLAP (on-line analytical processing) server used by IT and end-user departments to build fully customized analytic applications, and a range of end-user reporting, analysis, and presentation tools. Packaged analytic applications from Hyperion include the ability to draw data from multiple sources across the enterprise for tasks such as reporting, ad hoc analysis, consolidation, planning, and budgeting. The Company's solutions are used by large organizations worldwide.

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.

Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. The related revenues, costs and expenses are translated at average rates of exchange prevailing during the reporting period. The resulting adjustments are charged or credited to stockholders' equity. Translation adjustments relating to operations abroad that are generally dependent on funding from the Company's U.S. operations are included in the statement of income.

Revenue Recognition

Software license revenues are recognized upon execution of the license agreement and delivery of the software. In all cases, however, collection of any related receivable must be probable and no significant post-contract obligations of the Company shall be remaining. Otherwise, software license fees are deferred until all of the requirements for revenue recognition have been satisfied. Maintenance fees for routine support and product updates are recognized ratably over the term of the license agreement, which is typically twelve months. Training and consulting service revenues are recognized as the services are performed. Allowances for estimated future returns and discounts are provided upon recognition of revenues.

In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP"), which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company believes that the requirements of this SOP, which supersede the revenue recognition guidance of SOP 91-1, do not differ significantly from its revenue recognition practices and policy requirements. Accordingly, adoption of the SOP, as amended (effective for the Company in fiscal 1999), is not expected to materially impact the Company's results of operations. However, should the Company adopt new or change its current licensing practices in response to a preference from the market or otherwise, then the Company's revenue recognition practices may be subject to change to comply with the accounting requirements of the SOP, as amended.

                         Hyperion Solutions Corporation

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equity Based Compensation

The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company generally prices its stock options at fair market value on the date of grant and therefore, under Opinion 25, no compensation expense is recognized for stock options granted.

Current Assets and Liabilities

The Company considers highly liquid investment instruments with remaining terms of three months or less at the time of acquisition to be cash equivalents and those with remaining terms greater than three months but no more than a year are considered short-term investments. Cash equivalents are comprised primarily of investment-grade commercial paper, U.S. federal, state and political subdivision obligations. All of the Company's short-term investments are classified as available-for-sale (see Note C).

All current assets and current liabilities, because of their short-term nature, are stated at cost, which approximates market value. The carrying amount of the Company's borrowings approximates market value, as the convertible subordinated notes were issued only recently to independent third parties, and the mortgage loan provides for interest at a floating rate (see Note G).

Product Development Costs

The Company begins capitalizing product development costs, principally wages and contractor fees, only after establishing commercial and technical viability. Product development costs are stated at the lower of cost or net realizable value. Annual amortization of these costs represents the greater of the amount computed using (i) the ratio that current gross revenues for the product(s) bear to the total current and anticipated future gross revenues for the product(s), or (ii) the straight-line method over the remaining estimated economic life of the product(s); generally such deferred costs are amortized over three years. Amortization commences when the product is available for general release to customers. Amortization expense totaled $3.6 million for 1998, $4.8 million for 1997 and $3.2 million for 1996.

Depreciation/Amortization

Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the applicable assets.

Income Taxes

The Company provides for taxes based on current taxable income and the future tax consequences of temporary differences between the financial reporting and income tax carrying values of its assets and liabilities (deferred income taxes).

                         Hyperion Solutions Corporation

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Earnings Per Share

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and where necessary restated to conform to the Statement 128 requirements.

The following table sets forth the computation of basic and diluted earnings per share ("EPS") (in thousands, except per share data):

                                                                               YEAR ENDED JUNE 30,
                                                                        1998          1997           1996
                                                                      ------------------------------------

Numerator -- net income                                               $34,757       $17,704        $12,335
                                                                      ====================================

Denominator for basic EPS-- weighted-average shares                    29,121        27,537         21,728
   Effect of dilutive securities:
     Stock option rights                                                1,649         1,724          2,249
     Convertible preferred stock                                                                     3,567
                                                                      ------------------------------------
Denominator for diluted EPS -- adjusted weighted-average
   shares and assumed conversions                                      30,770        29,261         27,544
                                                                      ====================================

Basic earnings per share                                              $  1.19       $   .64        $   .57
Diluted earnings per share                                            $  1.13       $   .61        $   .45

Substantially all outstanding stock options were included in the computation of diluted earnings per share for fiscal 1998. Shares of common stock issuable upon conversion of the convertible subordinated notes due 2005 which were issued in March 1998 (see Note G) have been excluded from the computation for fiscal 1998 as their effect is antidilutive.

                         Hyperion Solutions Corporation

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Derivative Instruments and Hedging Activities

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 requires all derivative instruments (such as most foreign currency and interest rate swaps, options, forwards, futures, collars, and warrants) to be recorded on the balance sheet at fair value and establishes "special accounting" for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments (fair value hedges), hedges of variable cash flows of forecasted transactions (cash flow hedges), and hedges of foreign currency exposures of net investments in foreign operations. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three categories of hedges are to be included in earnings in the period of the change. Statement 133 is effective for the Company beginning in fiscal 2000, and the Company has not yet determined the impact, if any, the adoption of the statement will have on its financial statements.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components as part of a complete set of financial statements. Comprehensive income is a measure of all changes in equity of any enterprise that results from recognized transactions and other economic events of a period other than transactions with owners in their capacity as owners. The Company will adopt Statement 130 in fiscal 1999.

B. MERGER, ACQUISITIONS AND STRATEGIC ALLIANCE

On August 24, 1998, the Company issued 18.2 million shares of its common stock in connection with its merger with Hyperion Software Corporation. Hyperion Software, based in Stamford, Connecticut, develops, markets and supports comprehensive, packaged analytic applications. Its products, which are sold to large organizations worldwide, draw data from multiple sources across an enterprise for applications such as reporting, ad hoc analysis, consolidation, planning, and budgeting. The business combination, which qualifies as a tax-free reorganization, has been accounted for as a pooling of interests. Accordingly, the financial statements have been restated for all periods presented to include Hyperion Software. Further, all common share and per share data have been restated for the pre-merger periods presented.

Hyperion Software had a fiscal year end of June 30, while Arbor used a March 31 year end. In connection with the merger, the Company changed its fiscal year end from March 31 to June 30 and, accordingly, the accompanying financial statements, labeled June 30, reflect the combination of the separate, historical annual financial statements of Arbor Software and Hyperion Software as of, and for each of the three years in the periods ended, March 31, 1998 and June 30, 1998, respectively.

                         Hyperion Solutions Corporation

B. MERGER, ACQUISITIONS AND STRATEGIC ALLIANCE (CONTINUED)

For the pre-merger periods indicated, revenues and net income of the Company and Hyperion Software are as follows (in thousands):

                                              YEAR ENDED JUNE 30,
                                    1998             1997           1996
                                  ----------------------------------------
       Revenues
         Hyperion Software        $294,856         $222,830       $172,824
         Arbor Software             82,237           47,383         25,134
                                  ----------------------------------------
                                  $377,093         $270,213       $197,958
                                  ========================================
       Net income
         Hyperion Software        $ 27,841         $ 11,878       $  9,457
         Arbor Software              6,916            5,826          2,878
                                  ----------------------------------------
                                  $ 34,757         $ 17,704       $ 12,335
                                  ========================================


The Company estimates it will incur charges to operations related to the merger of approximately $20 million, principally in the quarter ending September 30, 1998. These charges include direct transaction costs primarily for financial advisory services and legal fees, and costs associated with combining the operations of the two companies.

In December 1997, the Company acquired all of the outstanding shares of AppSource Corporation, the Florida-based developer of Hyperion WIRED for OLAP, a presentation, analysis and query tool that works with the Hyperion Essbase OLAP Server. Consideration for this purchase was $3.2 million in cash and .1 million shares of the Company's common stock. The total value attributed to the common stock issued by the Company was $3.2 million. The Company also incurred $.3 million in transaction costs. The acquisition was recorded under the purchase method of accounting and, accordingly, the results of operations of AppSource are included in the accompanying financial statements from the date of acquisition. The purchase price has been allocated to the assets and liabilities assumed based upon the fair market values as determined by the Company at the date of acquisition, as summarized below (in thousands):

            Cash and other current assets                     $  715
            In-process technology                              3,000
            Goodwill and other intangible assets               3,000
            Current liabilities assumed                          (65)
                                                              ------
                                                              $6,650
                                                              ======

The amounts allocated to technology were estimated using a risk adjusted income approach applied to specifically identified technologies. In-process technology was expensed upon acquisition because technological feasibility had not been established and no alternative future uses existed. Amounts allocated to goodwill and other intangible assets, primarily existing technology, are being amortized on a straight-line basis over four years. Pro forma disclosure giving effect to the AppSource acquisition as if it had occurred at the beginning of fiscal 1997 has not been presented since the effect of the acquisition is not material to the Company's results of operations for either fiscal 1998 or 1997.

                         Hyperion Solutions Corporation

B. MERGER, ACQUISITIONS AND STRATEGIC ALLIANCE (CONTINUED)

On July 1, 1997, the Company joined forces with The Baan Company, a leading provider of enterprise-wide business management software to companies requiring best-of-class manufacturing capabilities, engaging Baan to remarket certain Hyperion products and establishing a joint venture development effort for accounting products. The two-year definitive alliance is intended to leverage Baan's expertise in complex transactional Enterprise Resource Planning solutions and Hyperion's command of corporate financial planning, reporting and performance analysis. Under this alliance, as a Hyperion channel partner, Baan pays sales royalties to the Company. Hyperion incurred charges in its June 1997 quarter of $4.4 million for asset valuation (write-off of certain capitalized software costs, $3.5 million) and restructuring (employee and officer severance, and customer and professional services) costs related to the joint development agreement.

In July 1996, the Company acquired the exclusive distribution and service rights to its corporate budgeting product in Belgium, France and the United Kingdom for $7.6 million. The acquisition was accounted for as a purchase transaction and, accordingly, the purchase price was allocated to identifiable intangible assets based on their estimated fair values. The net operating results of the acquired business from the date of purchase are included in the accompanying statement of income. Pro forma statement of income data as if the acquisition had occurred on July 1, 1995 is not shown, as it would not differ significantly from reported results.

During the quarter ended December 1995, the Company concluded two strategic acquisitions involving analytic application technologies and a European client base. The acquisitions, which amounted to $3.6 million, were accounted for as purchase transactions and, accordingly, $2 million was allocated to in-process technology and $1.6 million was allocated to identifiable intangible assets based on their estimated fair values. The acquired in-process technology was reflected as a charge in the Company's 1996 operating results. The net operating results of the acquired business from the date of purchase are included in the accompanying statement of income. Pro forma statement of income data as if the acquisition had occurred on July 1, 1995 is not shown, as it would not differ significantly from reported results.

C. SHORT-TERM INVESTMENTS

The following table sets forth the Company's short-term investment portfolio at June 30:

                                                        1998          1997
         -------------------------------------------------------------------
                                                           (in thousands)

         State and municipal bonds                     $ 8,000       $ 1,905
         U.S. government and agency obligations         10,777         4,527
         Corporate bonds                                12,254        15,434
         Foreign debt securities                         4,448         1,338
         -------------------------------------------------------------------
                                                       $35,479       $23,204
         ===================================================================

The portfolio of securities is classified as available-for sale. Gross realized gains and losses from the sale of such securities were not material for the years ended June 30, 1998, 1997 and 1996. For the purpose of determining gross realized gains and losses, the cost of securities is based upon specific identification.

                         Hyperion Solutions Corporation

D. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at June 30:

                                                                                   Depreciation/
                                                                                   Amortization
                                                             1998         1997        Period
      ------------------------------------------------------------------------------------------
                                                               (in thousands)        (years)

      Land                                                $  3,800     $  3,800
      Office and research facilities                        30,475       26,578         39
      Building improvements                                  3,180                    5 to 15
      Furniture, equipment and software                     84,187       66,711       2 to 7
      Leasehold improvements                                 8,747        7,016     lease term*
      -------------------------------------------------------------------------
                                                           130,389      104,105

      Less accumulated depreciation and amortization        54,247       34,828
      -------------------------------------------------------------------------
                                                          $ 76,142     $ 69,277
      =========================================================================

      * Leasehold improvements are amortized over the lesser of the remaining life of the lease or the useful life of the improvements.

Depreciation and amortization of these assets totaled $21.5 million, $15.8 million and $10.4 million for 1998, 1997 and 1996, respectively.

E. PRODUCT DISTRIBUTION RIGHTS, GOODWILL AND OTHER INTANGIBLE ASSETS

Components of intangible assets, which relate primarily to business acquisitions, are as follows at June 30:

                                                                               Amortization
                                                          1998        1997        Period
          ---------------------------------------------------------------------------------
                                                          (in thousands)          (years)

          Product distribution and service rights      $ 9,123     $ 9,123        3 to 7
          Goodwill                                       6,187       3,685        4 to 20
          Software/technology                            2,139       2,039        2 to 6
          Customer base                                  1,019       2,219        3 to 5
          Copyrights, trademarks and other               1,734       1,668        3 to 4
          ----------------------------------------------------------------
                                                        20,202      18,734
          Less accumulated amortization                  9,472       7,631
          ----------------------------------------------------------------
                                                       $10,730     $11,103
          ================================================================

The carrying value of intangible assets is reviewed by management if and when the facts and circumstances suggest that the value(s) may be impaired. If this review indicates that the carrying amount(s) will not be recoverable, as determined based on the undiscounted cash flows attributable to such asset(s) over the remaining amortization period, management will reduce the carrying amount by the estimated shortfall of cash flows.

                         Hyperion Solutions Corporation

F. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of deferred tax assets and liabilities at June 30 are as follows:

                                                         1998         1997
        -------------------------------------------------------------------
                                                          (in thousands)

        Deferred income tax assets:
          Net operating loss carryforwards             $ 1,489      $ 1,588
          Deferred revenue                               2,362        3,737
          Accounts receivable                            4,258        2,740
          Intangible assets                              2,079        1,216
          Tax credit carryforwards                         736        1,157
          Property and equipment                         3,000          819
          Accrued expenses                               3,206          938
          Other                                            371          514
        -------------------------------------------------------------------
                                                        17,501       12,709
          Less valuation allowance                       2,159        2,356
        -------------------------------------------------------------------
                                                        15,342       10,353
        -------------------------------------------------------------------

        Deferred income tax liabilities:
          Product development costs                      3,035        3,410
        -------------------------------------------------------------------
                                                         3,035        3,410
        -------------------------------------------------------------------
        Net deferred income tax asset                  $12,307      $ 6,943
        ===================================================================


The provision for income taxes consists of the following charges (credits):

                                              1998         1997       1996
        -------------------------------------------------------------------
                                                     (in thousands)

        Current:
           U.S.                             $19,450      $10,953    $ 5,448
           State                              4,021        2,814      1,801
           Other countries                    3,817        2,513      1,373
        -------------------------------------------------------------------
                                             27,288       16,280      8,622
        -------------------------------------------------------------------
        Deferred:
           U.S.                              (4,477)      (4,195)    (1,700)
           State                               (691)      (1,748)      (379)
           Other countries                     (196)                    (27)
        -------------------------------------------------------------------
                                             (5,364)      (5,943)    (2,106)
        -------------------------------------------------------------------
                                            $21,924      $10,337    $ 6,516
        ===================================================================

                         Hyperion Solutions Corporation

F. INCOME TAXES (CONTINUED)

The effective income tax rate varied from the statutory U.S. federal tax rate as follows:

                                                           1998    1997    1996
       -------------------------------------------------------------------------

       Statutory U.S. tax rate                             35.0%   35.0%   35.0%
          State income taxes, net of U.S. tax benefit       3.8     3.5     5.0
          Acquired in-process technology                    1.9
          Non-U.S. operations, including export sales       (.6)    4.0      .1
          Change in valuation allowance                     (.3)   (5.2)   (5.5)
          Other--net                                       (1.1)    (.4)
       -------------------------------------------------------------------------
       Effective income tax rate                           38.7%   36.9%   34.6%
       =========================================================================

The Company has U.S. and non-U.S. net operating loss (NOL) carryforwards of $3.8 million, $1.4 million of which expires in 2004, and $2.4 million of which is carried forward indefinitely. The Company has U.S. federal and state tax credit carryforwards of $.9 million, $.3 million of which expires through 2008 and the balance has no expiration date.

The Company's utilization of a $1.4 million NOL carryforward and tax credit carryforwards of $.7 million is subject to annual limitations as prescribed by Sections 382 and 383 of the Internal Revenue Code and similar state authority.

G. LONG-TERM DEBT

Long-term debt consists of the following at June 30:

                                                          1998         1997
       ---------------------------------------------------------------------
                                                            (in thousands)

       4.5% convertible subordinated notes              $100,000
       Mortgage payable                                    7,314      $7,823
       Other obligations                                                 279
       ---------------------------------------------------------------------
                                                        $107,314      $8,102
       =====================================================================

                         Hyperion Solutions Corporation

G. LONG-TERM DEBT (CONTINUED)

In March 1998, the Company issued $100 million of 4.5% convertible subordinated notes (the "Notes"), due 2005. The Notes are subordinated to all existing and future senior debt and are convertible into shares of the Company's common stock at a conversion price of $56.36 per share. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 20, 2001 at 104.5% of the principal amount initially, and thereafter at prices declining to 100% at maturity, in each case together with accrued interest. Each holder of these Notes has the right, subject to certain conditions and restrictions, to require the Company to offer to repurchase all outstanding Notes, in whole or in part, owned by such holder, at specified repurchase prices together with accrued interest upon the occurrence of certain events. The Company incurred $3.3 million of costs in connection with the issuance of the Notes which have been deferred and are included in other assets. These unamortized costs will be recognized as interest expense over the term of the Notes using the straight-line method, which approximates the effective interest method. Interest on the Notes began accruing March 16, 1998 and is payable semi-annually on March 15 and September 15, commencing September 15, 1998.

On January 20, 1995, the Company completed the purchase of an office and research facility in Stamford, Connecticut for $11.4 million. The purchase price was financed by the Connecticut Development Authority ("CDA," an agency of the State of Connecticut) through a $9.5 million mortgage loan, with Company funds used for the balance. In the interest of Connecticut-based jobs, the CDA agreed to such financing over a 15-year period at LIBOR minus 2%, subject to, among other things: (i) the creation of a specified number of new Connecticut-based jobs, (ii) a 10-year residency in the state, and (iii) the payment of the remaining unpaid principal at the end of year ten. Violations of certain such requirements, if any, would result in additional interest charges and/or a penalty payment.

H. COMMITMENTS AND CONTINGENCIES

The Company leases office and research facilities, and certain computer and other equipment under various operating lease agreements. The leases expire at various dates through 2004.

Future minimum lease payments under all operating leases with noncancellable terms in excess of one year amount to $32.3 million as follows (in millions):
$9.1 in 1999, $7.5 in 2000, $5.3 in 2001, $4.1 in 2002, $2.4 in 2003 and $3.9
thereafter. In addition, certain of the facility leases provide for contingent payments based on building operating expenses. Rental expense for the years ended June 30, 1998, 1997 and 1996 under all lease agreements was $8.6 million, $6.9 million and $6.5 million, respectively.

From time to time, in the normal course of business, various claims are made against the Company. At this time, in the opinion of management, there are no pending claims the outcome of which is expected to result in a material adverse effect on the financial position of the Company.

                         Hyperion Solutions Corporation

I.  STOCK OPTION AND EMPLOYEE SAVINGS PROGRAMS

Stock Option Programs

In August 1995, the Company's Board of Directors adopted, and the stockholders subsequently approved, the 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"). The 1995 Plan serves as the successor equity incentive program to the Company's 1992 Stock Option Plan (the "Predecessor Plan"). Outstanding options under the Predecessor Plan were incorporated into the 1995 Plan upon effectiveness of the initial public offering. No further option grants were made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms which are essentially the same as options granted under the Discretionary Option Grant Program described below. In connection with the merger with Hyperion Software Corporation on August 24, 1998 (see Note B), the Company assumed all of the outstanding stock options of Hyperion Software. Outstanding options assumed from Hyperion Software have terms of ten years and are generally exercisable at 25% per year commencing one year from the date of grant. No further option grants will be made under any of Hyperion Software plans. Also in connection with the merger, in addition to the
 .7 million shares available for grant under the 1995 Plan as of June 30, 1998, the stockholders voted to increase the number of shares of common stock available under the 1995 Plan by 5 million shares.

The 1995 Plan is divided into four separate components: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program, (iii) the Salary Investment Option Grant Program, and (iv) the Automatic Option Grant Program. The 1995 Plan will terminate on September 30, 2005, unless terminated earlier by the Board.

Options granted under the Discretionary Option Grant Program are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant. Incentive stock options granted to stockholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant. Twenty-five percent of the options granted under the Discretionary Option Grant Program are exercisable one year after the date of grant and the remainder exercisable ratably each month thereafter over the remaining thirty-six month period. The Discretionary Option Grant Program also provides for the grant of stock appreciation rights. Stock appreciation rights provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of the fair market value of the vested shares of common stock subject to each surrendered option over the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. No stock appreciation rights had been granted under the 1995 Plan as of June 30, 1998.

Under the Stock Issuance Program, individuals may be issued shares of common stock directly through the purchase of shares at a price per share not less than 85% of the fair market value at the time of issuance or as a fully paid bonus for services rendered to the Company. No shares had been issued under the Stock Issuance Program as of June 30, 1998.

                         Hyperion Solutions Corporation

I.  STOCK OPTION AND EMPLOYEE SAVINGS PROGRAMS (CONTINUED)

Under the Salary Investment Option Grant Program, each executive officer of the Company may elect, prior to the start of a calendar year, to reduce his or her base salary for that calendar year by a designated multiple of 1%, subject to a maximum dollar amount. In return, the officer will automatically be granted, on the first trading day in the calendar year for which the salary reduction is in effect, a nonstatutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the date of grant. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the date of grant. As a result, the total spread on the option shares at the time of grant will be equal to the salary reduction amount. The option will vest in a series of twelve equal monthly installments over the calendar year for which the salary reduction is in effect. No executive officer of the Company had elected to participate in the Salary Investment Option Grant Program through June 30, 1998.

Under the Automatic Option Grant Program, each individual who becomes a nonemployee Board member will receive an option grant for 20,000 shares of common stock at the fair market value of the stock on the date he or she joins the Board. In addition, at each Annual Stockholder Meeting, beginning with the 1996 Annual Meeting, each individual who is to continue to serve as a nonemployee Board member after the meeting will receive an option grant to purchase an additional 5,000 shares of common stock at the fair market value of the stock on the date of grant, provided such individual has served on the Board for at least six months. Each automatic option will have a term of ten years, subject to earlier termination following the optionee's cessation of Board service. The initial 20,000 share grant will vest in a series of four successive equal annual installments over the optionee's period of Board service measured from the grant date. Each additional 5,000 share grant will vest upon the optionee's completion of one year of Board service measured from the grant date.

In recognition of the decline in the fair market value of the Company's common stock in fiscal 1997, the Company repriced options to purchase approximately 533,000 shares of common stock with exercise prices ranging from $33.25 to $42.75 on December 4, 1996 to an exercise price of $26.88, which was the fair market value of the Company's common stock on that date.

                         Hyperion Solutions Corporation

I.  STOCK OPTION AND EMPLOYEE SAVINGS PROGRAMS (CONTINUED)

The following table presents a summary of the Company's stock option activity for the years ended June 30 (in thousands, except per share amounts):

                                          1998                      1997                    1996
                                    ---------------------------------------------------------------------
                                                WEIGHTED                 Weighted                Weighted
                                                AVERAGE                  Average                 Average
                                                EXERCISE                 Exercise                Exercise
                                    SHARES       PRICE        Shares      Price       Shares      Price
                                    ---------------------------------------------------------------------

Outstanding at beginning of year     4,000       $13.68        3,820      $ 8.41       4,196      $ 4.72
   Granted at market price           1,892        34.11        2,294       24.31       1,960       16.46
   Exercised                          (775)        9.61       (1,159)       5.48      (1,489)       2.17
   Forfeited/exchanged                (503)       20.48         (955)      27.73        (847)      19.86
                                    ---------------------------------------------------------------------
Outstanding at year-end              4,614       $22.33        4,000      $13.68       3,820      $ 8.41
                                    =====================================================================

Options exercisable at year-end      1,657       $11.72        1,851      $ 7.29       2,464      $ 4.97
                                    =====================================================================


The following table summarizes information about stock options outstanding at June 30, 1998 (shares in thousands):

                                    Options Outstanding                          Options Exercisable
                   ----------------------------------------------------------------------------------------
                                      Weighted Average         Weighted                         Weighted
    Range of          Number          Remaining Years           Average        Number           Average
Exercise Prices    Outstanding      of Contractual Life     Exercise Price   Exercisable     Exercise Price
-----------------------------------------------------------------------------------------------------------
 $  .07 - 10.00         848                5.46                 $ 4.42            848            $ 4.42
  10.01 - 20.00       1,397                7.85                  14.67            485             13.79
  20.01 - 30.00         992                8.63                  26.61            274             25.78
  30.01 - 40.00         827                9.50                  35.61             35             35.09
  40.01 - 47.57         550                9.56                  41.77             15             45.49
-----------------------------------------------------------------------------------------------------------
 $  .07 - 47.57       4,614                8.06                 $22.33          1,657            $11.72
===========================================================================================================

                         Hyperion Solutions Corporation

I.  STOCK OPTION AND EMPLOYEE SAVINGS PROGRAMS (CONTINUED)

Employee Stock Purchase Plan

In August 1995, the Company's Board of Directors adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 150,000 shares of common stock for issuance to eligible employees. The Purchase Plan, as amended in August 1997, permits eligible employees to purchase common stock through periodic payroll deductions of up to 10% of their annual compensation. Each offering period will have a maximum duration of six months and shares of common stock will be purchased for each participant at the conclusion of each offering period. The price at which the common stock is purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the common stock on the participant's entry date into the offering period or the fair market value on the purchase date. In fiscal 1998 and 1997, a total of 74,000 and 57,000 shares, respectively, were issued under the Purchase Plan. There were no shares issued in 1996. (Including shares sold under the former Hyperion Software employee stock purchase plan (see Note B), a total of 256,000, 262,000 and 181,000 shares were issued in fiscal 1998, 1997 and 1996, respectively.) In August 1997 and 1998, the Company's stockholders approved amendments to increase the number of shares of common stock reserved for issuance under the Purchase Plan by a total of 1.1 million shares. Accordingly, 1.2 million shares are available for issuance under the Purchase Plan.

Employee Savings Plans

The Company maintains an employee savings plan that qualifies as a cash or deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer up to 15% of their pre-tax compensation, but not more than $10,000 per calendar year. The Company contributes to the plan, annually, up to a maximum of $1,000 per participant. Similar savings plans are maintained with respect to certain non-U.S. employees. In fiscal 1998, 1997 and 1996, the Company contributed $1.2 million, $1.1 million and $1 million, respectively, to the savings plans.

Pro Forma Disclosure

The Company has elected to continue to follow the provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for financial reporting purposes and has adopted the disclosure-only provisions of Statement No. 123, "Accounting for Stock-Based Compensation," issued by the Financial Accounting Standards Board.

                         Hyperion Solutions Corporation

I.  STOCK OPTION AND EMPLOYEE SAVINGS PROGRAMS (CONTINUED)

The weighted average estimated grant date fair value, as defined by Statement 123, for options granted under the Company's stock option plans in fiscal 1998, 1997 and 1996 was $12.89, $7.45 and $5.52 per share, respectively. The weighted average estimated grant date fair value, as defined by Statement 123, for purchase awards issued under the Company's employee stock purchase plan in fiscal 1998, 1997 and 1996 was $6.91, $6.26 and $3.74 per share, respectively. The estimated grant date fair value disclosed by the Company was calculated using the Black-Scholes model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value.

The following weighted average assumptions are included in the estimated grant date fair value calculations for the Company's stock option and purchase awards:

                                                             YEAR ENDED JUNE 30,
                                                1998                 1997                1996
                                           ------------------------------------------------------
    Stock option plans:
      Expected dividend yield                    0%                   0%                  0%
      Expected stock price volatility        25% TO 60%           25% to 65%          25% to 65%
      Risk free interest rate              5.5% TO 5.76%        6.28% to 6.4%       5.88% to 6.4%
      Expected life (years)                 2.79 TO 5.1          2.41 to 5.5         2.75 to 5.5

    Stock purchase plan:
      Expected dividend yield                    0%                   0%                  0%
      Expected stock price volatility        25% TO 60%           25% to 65%          25% to 65%
      Risk free interest rate              5.19% TO 5.39%       5.34% to 5.44%      5.31% to 5.44%
      Expected life (years)                      .5               .5 to .58           .5 to .97

                         Hyperion Solutions Corporation

I.  STOCK OPTION AND EMPLOYEE SAVINGS PROGRAMS (CONTINUED)

Pro Forma Net Income and Earnings Per Share

Had the Company recorded compensation based on the estimated grant date fair value, as defined by Statement 123, for awards granted under its stock option plans and stock purchase plan, the Company's net income and earnings per share would have been reduced to the pro forma amounts below for the fiscal years ended June 30, 1998, 1997 and 1996 (in thousands, except per share amounts):

                                                  YEAR ENDED JUNE 30,
                                            1998          1997         1996
                                          -----------------------------------

     Net income as reported               $34,757       $17,704       $12,335
     Pro forma net income                  25,305        11,581        10,487

     Earnings per share as reported:
       Basic                              $  1.19       $   .64       $   .57
       Diluted                               1.13           .61           .45

     Pro forma earnings per share:
       Basic                              $   .87       $   .42       $   .48
       Diluted                                .82           .40           .38

In accordance with provisions of Statement 123, the pro forma disclosures include only the effect of stock options granted in fiscal 1996, 1997 and 1998. These pro forma effects may not be representative of the effects of Statement 123 on future years because of the fact that options vest over several years and new grants are generally made each year.

J. STOCKHOLDER RIGHTS PLAN

In June 1998, the Company adopted a stockholder rights plan (the "Rights Plan") in which preferred stock purchase rights were distributed as a rights dividend at the rate of one right for each share of common stock held as of the close of business on July 3, 1998. The Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The plan is intended to protect the interests of stockholders in the event the Company is confronted in the future with coercive or unfair takeover tactics.

Each right will entitle holders of Company common stock to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $250 per one one-thousandth of a preferred share. Generally, the rights will be exercisable only if a person or group acquires more than 15% of the common stock, or announces a tender or exchange offer which would result in its ownership of 15% or more of the common stock, or a person owning 10% or more of the common stock is determined by the board to be an Adverse Person, as defined in the Rights Plan. Under the Rights Plan, the ownership, tender offer and exchange offer thresholds of 15% increase to 25% for certain grandfathered stockholders and approximately 20.5% for one stockholder that held approximately 19.5% of the Company's issued and outstanding stock on July 3, 1998.

                         Hyperion Solutions Corporation

J. STOCKHOLDER RIGHTS PLAN (CONTINUED)

If any person or group becomes the beneficial owner of 15% or more of the common stock (a "Flip-In Event"), each right not owned by such person or related parties will entitle its holder to purchase, at the then current exercise price of the right, common stock of the Company having a value of twice the right's exercise price (or, in certain circumstances, a combination of cash, property, common stock or other securities or a reduction in the exercise price having an aggregate value equal to the value of the common stock otherwise purchasable). After the occurrence of a Flip-In Event and before any person or affiliated group becomes the owner of 50% or more of the then outstanding common stock, the Company may also exchange one share of common stock for each right outstanding. In addition, if the Company is involved in a merger or other business combination transaction with another person in which its common stock is changed or converted, or sells or transfers more than 50% of its assets or earning power to another person, each right that has not previously been exercised will entitle its holder to purchase, at the then current exercise price of the right, shares of common stock of such other person having a value of twice the right's exercise price.

The Company can redeem the rights at $.01 per right prior to the date the ownership thresholds are passed. The rights will expire on July 3, 2008, unless earlier redeemed or exchanged.

                         Hyperion Solutions Corporation

K. FINANCIAL DATA BY GEOGRAPHIC AREA

                                                                  Other
                                   U.S.             U.K.      International
                                Operations       Operations     Operations     Eliminations    Consolidated
   --------------------------------------------------------------------------------------------------------
                                                              (in thousands)

   1998
   Revenues:
     Customers                   $327,569         $26,756         $22,768                        $377,093
     Intercompany                  11,632           7,353          32,896        $(51,881)
   --------------------------------------------------------------------------------------------------------
          Total                   339,201          34,109          55,664         (51,881)        377,093
   ========================================================================================================
   Operating income                46,989           4,972             330                          52,291
   ========================================================================================================
   Identifiable assets           $423,308         $21,288         $32,069                        $476,665
   ========================================================================================================

   1997
   Revenues:
     Customers                   $229,615         $21,664         $18,934                        $270,213
     Intercompany                  11,509           5,507          25,428        $(42,444)
   --------------------------------------------------------------------------------------------------------
          Total                   241,124          27,171          44,362         (42,444)        270,213
   ========================================================================================================
   Operating income                20,255           3,662           1,285                          25,202
   ========================================================================================================
   Identifiable assets           $239,623         $14,714         $23,891                        $278,228
   ========================================================================================================

   1996
   Revenues:
     Customers                   $164,421         $15,224         $18,313                        $197,958
     Intercompany                   6,092             997           7,428        $(14,517)
   --------------------------------------------------------------------------------------------------------
          Total                   170,513          16,221          25,741         (14,517)        197,958
   ========================================================================================================
   Operating income                16,255             371             520                          17,146
   ========================================================================================================
   Identifiable assets           $196,358         $10,595         $18,378                        $225,331
   ========================================================================================================

      "Other International Operations" relate to subsidiaries in Austria, Belgium, Canada, France, Germany, Italy, Japan, the Netherlands, Singapore, Spain, Sweden and Switzerland. Operating income from operations outside the United States approximates income before income taxes of such operations. Intercompany revenues between geographic areas are accounted for at prices representative of unaffiliated party transactions of a similar nature.

      Revenues from markets outside the United States were as follows (dollars in thousands):

                                              1998        1997        1996
      ----------------------------------------------------------------------

      U.K. operations                       $ 26,756    $21,664     $15,224
      Other international operations          22,768     18,934      18,313
      Export                                  70,044     46,148      26,617
      ----------------------------------------------------------------------
                                            $119,568    $86,746     $60,154
      ======================================================================
      Percentage of total revenues                32%        32%         30%
      ======================================================================

      The majority of "Export" revenues, some of which are generated through independent distributors and agents, results from product licenses and services sold to customers throughout Europe.

      The above disclosures are made pursuant to Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," issued by the Financial Accounting Standards Board. In fiscal 1999, the Company will adopt the provisions of Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersede the provisions of Statement 14.

                         Hyperion Solutions Corporation

L. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly results of operations for the two years ended June 30, 1998 (in thousands, except per share data):

   -----------------------------------------------------------------------------
   FISCAL 1998                     SEPT. 30     DEC. 31     MARCH 31     JUNE 30
   -----------------------------------------------------------------------------

   Total revenues                   $77,015     $87,237      $88,764    $124,077
   Gross profit                      54,343      61,273       62,939      94,374
   Net income                         5,251       6,468        3,371      19,667
   Diluted earnings per share           .17         .21          .11         .63


   -----------------------------------------------------------------------------
   Fiscal 1997                     Sept. 30     Dec. 31     March 31     June 30
   -----------------------------------------------------------------------------

   Total revenues                   $55,257     $63,491      $62,997     $88,468
   Gross profit                      38,155      44,404       42,572      64,287
   Net income                         3,235       4,053        2,818       7,598
   Diluted earnings per share           .11         .14          .10         .26

ITEM 8. CHANGE IN FISCAL YEAR

On September 29, 1998, the Board of Directors of the Registrant adopted and approved a change in the Registrant's fiscal year end from fiscal year end March 31 to fiscal year end June 30. The Registrant hereby files the transition report for the financial and other information about the three-month transition period ended June 30, 1998 by incorporating by reference such information from the Registrant's report on Form 10-Q for the quarterly period ended June 30, 1998, as filed with the Commission on August 13, 1998.

                         Hyperion Solutions Corporation

                                   Form 8-K


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                          Hyperion Solutions Corporation



                          /s/ Michael A. Manto                        10/7/98
                          ---------------------------------------------------
                          Michael A. Manto                               Date
                          Vice President and Corporate Controller



                          /s/ Stephen V. Imbler                       10/7/98
                          ---------------------------------------------------
                          Stephen V. Imbler                              Date
                          Senior Vice President and Chief Financial Officer

SUPPLEMENTAL FINANCIAL STATEMENT SCHEDULE



                         HYPERION SOLUTIONS CORPORATION

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)


========================================================================================================================
                                                                          Additions
                                                                   --------------------------
                                                                                  Charged
                                                   Balance at      Charged to     to Other                      Balance
                                                    Beginning       Costs and     Accounts     Deductions-       at End
               Description                          of Period       Expenses    - Describe(a)    Describe      of Period
               -----------                          --------------------------------------------------------------------

For the year ended June 30, 1996
  Allowance for doubtful accounts,
    returns and discounts                             $2,708          1,428         3,070        1,918(b)        $5,288
  Valuation allowance for deferred tax
    assets                                             8,379            486                      2,321(c)         6,544

For the year ended June 30, 1997
  Allowance for doubtful accounts,
    returns and discounts                             $5,288            765         2,119        2,089(b)        $6,083
  Valuation allowance for deferred tax
    assets                                             6,544             39                      4,227(c)         2,356

For the year ended June 30, 1998
  Allowance for doubtful accounts,
    returns and discounts                             $6,083          1,297         4,000        2,488(b)        $8,892
  Valuation allowance for deferred tax
    assets                                             2,356            129                        326(c)         2,159


(a) Charged to revenues
(b) Write-offs, returns and discounts, net of recoveries
(c) Recognition and adjustments

                         HYPERION SOLUTIONS CORPORATION

                                  EXHIBIT INDEX



Exhibit No.      Description
--------------------------------------------------------------------------------
    3.2          Restated Certificate of Incorporation
   23.1          Consent of PricewaterhouseCoopers LLP, independent accountants
   23.2          Consent of Ernst & Young LLP, independent auditors
   27            Financial Data Schedule
   99.1          Text of Press Release dated August 24, 1998